Exhibit 99.1

IDS MANAGED FUTURES, L.P.
c/o Refco Commodity Management, Inc.
550 W. Jackson Blvd.
Suite 1300
Chicago, IL 60661

October 28, 2005

Re:  Current Update on Fund Operations

Dear Investor:

I am writing to further update you concerning your investment in IDS Managed Futures, L.P. (the “Fund”).

First, Refco Capital Markets, Ltd. (“RCM”), the Fund’s former foreign currency broker, has filed a Chapter 11 case in the United States Bankruptcy Court for the Southern District of New York and a petition for liquidation with the Supreme Court of Bermuda.  Bermuda is the jurisdiction in which RCM is organized.  We have demanded that the Fund’s assets held at RCM be transferred to our new foreign currency broker, Lehman Brothers, and have retained Squire, Sanders & Dempsey, L.L.P. to assist us in enforcing our rights with respect to such assets.  At this time, however, we cannot be sure if and when these assets will be available to the Fund or whether the Fund will sustain any loss with respect to these assets.

Second, the Fund anticipates that investors redeeming Units at October 31, 2005 will receive a partial redemption payment in an amount that represents their estimated proportionate share of the Fund’s net assets that are not held at RCM, less their proportionate share of a reserve for liabilities.  This partial redemption payment is estimated to be roughly 35% of Unit net asset value at October 31, 2005.  For these purposes, Unit net asset value will be calculated assuming that the Fund’s assets held at RCM will be returned to the Fund in full.  However, there can be no assurance of when, or if, the Fund might obtain its assets held at RCM, or if such assets held at RCM will have any value.  If the assets held at RCM ultimately have no value, the remaining redemption payments to Limited Partners who have already received partial redemption payments will be only their proportionate share of the unapplied reserve, if any.

These partial redemption payments are expected to be made on or about November 14, 2005.  The balance of redemption proceeds as discussed above, if any, will be paid without interest following disposition of the Fund’s interest in the assets held at RCM and elimination of the related reserve.  All redemption payments are subject to the Fund having property sufficient to pay its liabilities.

If you have any questions regarding any of the aforementioned developments, please do not hesitate to contact your financial advisor.

Sincerely,

Richard C. Butt

President — Refco Commodity Management, Inc.